                                    Filed Pursuant to Rule 424(b)(5)
                                    Registration Nos. 333-52321 and 333-52321-01

            Prospectus Supplement to Prospectus dated June 19, 1998

[AETNA LOGO]                      $300,000,000
                              AETNA SERVICES, INC.
               5.66% Puttable Reset Securities PURS(SM) due 2009

        Unconditionally Guaranteed as to Payment of Principal, Premium,
                            if any, and Interest by
                                   AETNA INC.
                            ------------------------

     Until November 29, 1999, Aetna Services, Inc. will pay interest on the PURS on each of the following dates: May 15, 1999 and November 29, 1999. The principal, premium, if any, and interest payable on the PURS is unconditionally guaranteed by Aetna Inc. The PURS will be issued only in denominations of $1,000 and integral multiples of $1,000.

     On November 29, 1999, one of two things will happen. Either (1) Goldman, Sachs & Co. will exercise its right to purchase all the PURS from the holders or
(2) Aetna Services, Inc. will repurchase the PURS, except for PURS which holders of at least 10% of the outstanding PURS have elected to continue to hold by giving proper notice to the Trustee. If either Goldman, Sachs & Co. has exercised its right to purchase the PURS or holders of at least 10% of the outstanding PURS have elected to hold the PURS, then the interest rate will be reset by the Calculation Agent. The new rate will be fixed on the basis of certain bids the Calculation Agent will request from various dealers as described in this prospectus.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                Per PURS       Total
                                                                --------       -----
Initial public offering price...............................    100.00%     $300,000,000
Underwriting discount.......................................      0.20%     $    600,000
Proceeds, before expenses, to Aetna Services, Inc...........    102.06%     $306,180,000

     The initial public offering price set forth above does not include any accrued interest. Interest on the PURS will accrue from November 18, 1998 and must be paid by the purchaser if the PURS are delivered after November 18, 1998. The proceeds to Aetna Services, Inc. set forth above include a payment by Goldman, Sachs & Co. for the call option it will have with respect to the PURS.
                            ------------------------

     The underwriters expect to deliver the PURS in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 18, 1998.
---------------
* PURS is a service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
             DEUTSCHE BANK SECURITIES
                         J.P. MORGAN & CO.
                                    MERRILL LYNCH & CO.
                                              MORGAN STANLEY DEAN WITTER
                                                     SALOMON SMITH BARNEY
                            ------------------------

                 Prospectus Supplement dated November 13, 1998.

                                 THE COMPANIES

     Aetna Inc., together with its subsidiaries, is a leading provider of health and retirement benefit plans and financial services, with three core businesses:
Aetna U.S. Healthcare, Aetna Retirement Services and Aetna International. Aetna provides nearly 35 million people worldwide with quality products, services and information that help them manage their health and financial well-being.

     Aetna U.S. Healthcare is a leading health care benefits organization with
15.8 million health members at September 30, 1998. Aetna U.S. Healthcare has an extensive network of health care providers and offers a broad spectrum of products, including a full range of health, prescription drug, dental and vision plans, as well as group insurance products such as life, disability and long-term care.

     Aetna Retirement Services provides retirement and investment products nationwide in the education, nonprofit, government, hospital and small business sectors. Aetna Retirement Services had approximately $45.1 billion of financial services assets under management at September 30, 1998, and Aetna's Aeltus Investment Management Inc. subsidiary ranked among the 100 largest U.S. investment management firms. In 1997 Aetna Retirement Services also expanded its financial planning capability by acquiring Financial Network Investment Corporation, one of the nation's leading financial planning companies.

     Aetna International offers life insurance, pension management, health products and a limited book of property-casualty coverage to 13 million customers in 14 countries at year-end 1997. Through strategic alliances, the company also provides group benefits and markets investment products in countries across the globe.

     Aetna also has a Large Case Pensions business that offers pension and annuity products primarily for defined benefit and defined contribution plans.

     Aetna Services, Inc. is a direct subsidiary of Aetna Inc., the ultimate parent of the Aetna companies. Aetna Services, Inc. primarily serves as a financing company, and as a holding company for the Aetna Retirement Services, Aetna International and Large Case Pensions businesses, as well as a portion of Aetna's health operations.

                                USE OF PROCEEDS

     Aetna Services, Inc. intends to use the net proceeds from the sale of the PURS and the sale to Goldman, Sachs & Co. of the call option with respect to the PURS, estimated to be approximately $305.8 million, to repay outstanding commercial paper borrowings with maturities of up to 120 days from their issue date and bearing interest at a blended rate of 5.50%.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data of Aetna Inc. for the five years ended December 31, 1997 and for the nine months ended September 30, 1998 and 1997. The financial data for the nine-month periods ended September 30, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments necessary for a fair presentation of Aetna Inc.'s financial position and the results of operations for such periods. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The selected historical financial data of Aetna Inc. has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Aetna Inc., including the notes thereto, which are incorporated herein by reference.

                                         AT OR FOR THE NINE
                                            MONTHS ENDED
                                           SEPTEMBER 30,
                                            (UNAUDITED)                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       ----------------------   ---------------------------------------------------------
                                          1998        1997        1997        1996        1995        1994        1993
                                       ----------   ---------     ----        ----        ----        ----        ----
                                                                           (MILLIONS)
INCOME STATEMENT DATA
Total premiums.......................  $ 10,548.0   $ 9,417.5   $12,592.2   $ 9,326.1   $ 7,492.8   $ 6,857.8   $ 5,890.7
Total net investment income, fees and
  other income, and net realized
  capital gains (losses).............     4,352.8     4,329.8     5,948.0     5,874.4     5,546.6     5,317.7     5,418.0
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
  Total revenue......................  $ 14,900.8   $13,747.3   $18,540.2   $15,200.5   $13,039.4   $12,175.5   $11,308.7
                                       ==========   =========   =========   =========   =========   =========   =========
Income (loss) from continuing
  operations before extraordinary
  item and cumulative effect
  adjustments(1).....................  $    645.6   $   627.2   $   901.1   $   205.1   $   473.9   $   409.4   $  (602.3)
Discontinued operations, net of tax:
  Income (loss) from operations(2)...          --          --          --       182.2      (222.2)       58.1       290.3
  Gain on sale(3)....................          --          --          --       263.7          --          --          --
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary
  item and cumulative effect
  adjustments........................       645.6       627.2       901.1       651.0       251.7       467.5      (312.0)
Extraordinary loss on debenture
  redemption, net of tax.............          --          --          --          --          --          --        (4.7)
Cumulative effect adjustments, net of
  tax................................          --          --          --          --          --          --       (49.2)
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss)....................  $    645.6   $   627.2   $   901.1   $   651.0   $   251.7   $   467.5   $  (365.9)
                                       ==========   =========   =========   =========   =========   =========   =========
Net realized capital gains (losses),
  net of tax (included above)........  $    149.6   $    67.1   $   198.4   $    85.9   $    29.5   $   (41.2)  $   (42.0)
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------

BALANCE SHEET DATA
Total assets.........................  $100,895.1   $99,146.6   $96,000.6   $92,912.9   $84,323.7   $75,486.7   $81,572.8
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
Total long-term debt.................  $  2,210.0   $ 2,373.5   $ 2,346.2   $ 2,380.0   $   989.1   $ 1,079.2   $ 1,112.2
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
Aetna-obligated Mandatorily
  Redeemable Preferred Securities of
  subsidiary limited liability
  company holding primarily
  debentures guaranteed by Aetna.....  $    275.0   $   275.0   $   275.0   $   275.0   $   275.0   $   275.0          --
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------
Shareholders' equity.................  $ 11,319.2   $11,363.8   $11,195.4   $10,889.7   $ 7,272.8   $ 5,503.0   $ 7,043.1
                                       ----------   ---------   ---------   ---------   ---------   ---------   ---------

---------------
(1) Continuing operations for 1996 forward reflect Aetna Inc.'s merger with U.S. Healthcare, Inc. on July 16, 1996.

(2) Discontinued operations from 1993 to 1996 principally reflect Aetna Inc.'s property-casualty operations, which were sold in 1996.

(3) Relates to 1996 sale of property-casualty operations.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth historical ratios of earnings to fixed charges for the periods indicated.

                                            NINE MONTHS
                                               ENDED              YEAR ENDED DECEMBER 31,
                                           SEPTEMBER 30,    ------------------------------------
                                               1998         1997    1996    1995    1994    1993
                                           -------------    ----    ----    ----    ----    ----
Aetna Inc.(a)............................      5.11         5.74    2.45    4.97    4.74    (b)
Aetna Services, Inc......................      4.48         5.78    2.44    (c)     (c)     (c)

---------------
(a) Aetna Inc. has fully and unconditionally guaranteed the payment of all principal, premium, if any, and interest on all outstanding debt securities of Aetna Services, Inc.

(b) Aetna Inc. reported a pretax loss from continuing operations in 1993 which was inadequate to cover fixed charges by $1.0 billion.

(c) In connection with the acquisition of U.S. Healthcare, Inc. (now named Aetna U.S. Healthcare Inc.) in July 1996, Aetna Services, Inc. became a wholly-owned subsidiary of Aetna Inc. Accordingly, the ratio of earnings to fixed charges for Aetna Services, Inc. for 1995, 1994 and 1993 are the same as for Aetna Inc.

     For purposes of computing the ratios of earnings to fixed charges, "earnings" represent consolidated earnings from continuing operations before income taxes, cumulative effect adjustments and extraordinary items plus fixed charges and minority interests. "Fixed charges" consist of interest (and the portion of rental expense deemed representative of the interest factor). The former property-casualty operations of Aetna Services, Inc. (sold to The Travelers Insurance Group Inc. on April 2, 1996) and certain other operations are reflected as discontinued operations in its consolidated financial statements for 1996 and prior years.

                              DESCRIPTION OF PURS

     The following summary of the particular terms of the PURS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The PURS will be limited to $300,000,000 aggregate principal amount. The PURS will constitute a series of Senior Debt Securities of Aetna Services, Inc. (the "Company"), and are to be issued under the Senior Indenture (as defined in the Prospectus). The PURS are unconditionally guaranteed as to payment of principal, premium, if any, and interest by Aetna Inc. ("Aetna"). The PURS are unsecured obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Guarantees of the PURS by Aetna (the "Guarantees") are unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness of Aetna.

     The PURS will not have the benefit of any sinking fund. The Senior Indenture permits the defeasance of the PURS upon the satisfaction of the conditions described under "Description of Debt Securities and Debt Guarantees -- Defeasance and Covenant Defeasance" in the accompanying Prospectus.

     The PURS may be transferred or exchanged without any service charge at the corporate trust office of the Trustee in the City of Hartford, or at any other office or agency maintained by the Company for such purpose. If any interest, principal or other payment to be made in respect of the PURS (including any payment pursuant to the Call Option or any Put Option described below) would otherwise be due on a day that is not a Business Day (as defined in the Senior Indenture), payments may be made on the next succeeding day that is a Business Day, with the same effect as if payment were made on the due date.

     Reference is made to the Prospectus for a detailed summary of additional provisions of the PURS and the Guarantees and of the Senior Indenture under which the PURS and the Guarantees are issued. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus and the Senior Indenture.

     The PURS will mature on November 15, 2009 (the "Final Maturity of the PURS") but are subject to earlier optional redemption as described in "-- Optional Redemption of the PURS" below and are subject to earlier repurchase by the Company as described in "-- Put Option on the PURS" below. The PURS are not otherwise subject to redemption and are not entitled to the benefit of any sinking fund.

     Interest will accrue on the principal amount of each of the PURS at the applicable rate described below, from and including November 18, 1998 (the "Original Issue Date") to but excluding the date on which the principal amount is paid in full. Interest accrued on the PURS will be payable in arrears on May 15 and November 15 of each year, commencing on May 15, 1999 (except that the November 1999 interest payment will be made on November 29, 1999), in each case to the holder of record of the PURS on the May 1 or November 1 next preceding the interest payment date (or in the case of the May 15, 1999 interest payment and the November 29, 1999 interest payment, the Business Day next preceding such interest payment date) (each an "Interest Payment Record Date"). The Interest Payment Record Date will differ from the record date for the exercise of the Call Option and Put Option described below.

     From and including the Original Issue Date to but excluding November 29, 1999, interest will accrue on the PURS at an annual rate equal to 5.66%. On November 29, 1999 (the "Reset Date"), the interest rate on the PURS will be reset so as to equal a fixed rate determined as described under "-- Reset of Interest Rate on the PURS" below. Notwithstanding the foregoing, the interest rate on a particular PURS will not be reset on the Reset Date if the Company is obligated to repurchase such PURS on such date, and a reset scheduled to occur on the Reset Date may not occur because of a Market Disruption Event or a Failed Remarketing. See
"-- Reset of Interest Rate on the PURS" below.

     The Company has agreed with Goldman, Sachs & Co., as holder of the Call Option, that, notwithstanding any provision to the contrary set forth in the Senior Indenture, the Company will not cause or permit the terms or provisions of the PURS (or the Senior Indenture, as it relates to the PURS) to be modified in any way that materially changes the nature of the PURS, the interest rate reset provisions of the PURS or the payment and settlement provisions of the PURS or changes any of the terms of the Call Option (as defined below), and may not make open market or other purchases of the PURS prior to the Reset Date (except pursuant to the Put Option or in certain limited circumstances), in either case without the prior written consent of Goldman, Sachs & Co.

CALL OPTION ON THE PURS

     Goldman, Sachs & Co. (or any successor firm) may purchase all of the outstanding PURS (in whole and not in part) from the holders on the Reset Date (such right, the "Call Option") at a price equal to 100% of the principal amount of PURS purchased (the "Face Value") and subject to Goldman, Sachs & Co. giving notice of its intention to purchase the outstanding PURS as described below (a "Call Notice"). In addition, the Company will remain obligated to pay all accrued and unpaid interest on the PURS. Interest that becomes payable on the Reset Date will be payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the PURS and the Senior Indenture.

     To exercise the Call Option, Goldman, Sachs & Co. must give a Call Notice to the holders of outstanding PURS no later than the tenth Market Day (as defined below) prior to the Reset Date, in the manner described under "-- Certain Notices" below. In the event a Call Notice is duly given, each holder will be obligated to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. will be obligated to purchase from each holder, at the Face Value on the Reset Date, the PURS held of record by the holder on the Reset Date. Such sale and purchase will be effected through the facilities of DTC, with each holder being deemed to have automatically tendered its PURS for sale to Goldman, Sachs & Co. on the Reset Date in accordance with applicable DTC procedures. Each holder's automatic tender of PURS will be subject to the holder's receipt of payment of the Face Value of the PURS from Goldman, Sachs & Co. on the Reset Date. Until purchased or paid by the Company, the PURS will remain outstanding notwithstanding any exercise of the Call Option by Goldman, Sachs & Co. "Market Day" means a Business Day in the city of New York other than a day on which dealings in the U.S. Treasury bond market are generally not being conducted. See "-- Settlement on Exercise of the Put and Call Options".

     If the Call Option is exercised, all PURS outstanding on the Reset Date will be subject to purchase by Goldman, Sachs & Co. as described above. This will be the case for every holder (and every beneficial owner) of PURS outstanding on the Reset Date, including those who acquire an interest in the PURS after the Call Notice is given or who are otherwise unaware that the Call Notice has been given.

     Prior to the Reset Date, if an Event of Default occurs under the PURS or if the Company modifies the terms or provisions of the PURS in a manner contrary to its agreement with Goldman, Sachs & Co. (as described under "-- General"), Goldman, Sachs & Co. will be entitled to demand settlement of the Call Option.

PUT OPTION ON THE PURS

     If Goldman, Sachs & Co. does not exercise the Call Option, each holder of outstanding PURS may require the Company to repurchase all of the holder's PURS (in whole and not in part) on the Reset Date (such right, its "Put Option") at a price equal to 100% of the principal amount of the PURS repurchased (the "Put Price"), in the circumstances described in the next paragraph. The accrued and unpaid interest on the repurchased PURS that becomes payable on the Reset Date will be payable by the Company to the holders of record on the corresponding Interest Payment Record Date, as provided in the PURS and Senior Indenture. If for any reason payment of the Put Price is not made when due, the accrued interest from the Reset Date to the date payment is made would be payable by the Company as part of the Put Price.

     On the Reset Date, each holder will be deemed to have exercised its Put Option automatically in respect of the full principal amount of the PURS held of record by such holder on the Reset Date unless either (x) Goldman, Sachs & Co. has duly given a Call Notice or (y) if Goldman, Sachs & Co. does not exercise the Call Option, (i) no later than 10:00 A.M. (New York City time) on the seventh Market Day prior to the Reset Date, the holder gives notice to the Trustee that the holder elects not to sell any of its PURS to the Company on the Reset Date (a "Hold Notice") and (ii) the notice is effective under the 10% Requirement described in the next paragraph. A Hold Notice must be given in the manner described under "Certain Notices" below. Consequently, with respect to each holder, if a Call Notice is not duly given by Goldman, Sachs & Co. and an effective Hold Notice is not duly given by the holder, the Company will be obligated to repurchase from the holder, and the holder will be obligated to sell to the Company, at the Put Price on the Reset Date, the PURS held of record by the holder on the Reset Date. Such sale and purchase will be effected through the facilities of DTC, with each holder who has not given an effective Hold Notice being deemed to have automatically tendered its PURS for sale to the Company on the Reset Date in accordance with applicable DTC procedures. If the Company is obligated to purchase any PURS pursuant to the Put Option, the PURS subject to purchase will remain outstanding until the Put Price (and accrued interest) in respect thereof has been paid. See "-- Settlement on Exercise of the Put and Call Options".

     Notwithstanding the foregoing, no Hold Notice will be effective unless Hold Notices are duly given by the holders of record of at least 10% of the aggregate principal amount of the PURS outstanding on the tenth Market Day prior to the Reset Date. The provisions described in this paragraph are called the "10% Requirement". If any holder gives a Hold Notice to the Trustee when the 10% Requirement has not been satisfied, the Trustee will give written notice of that fact (a "10% Requirement Notice") to the holder and the Company no later than the close of business on the seventh Market Day before the Reset Date, in the manner described under "Certain Notices" below.

RESET OF INTEREST RATE ON THE PURS

     The interest rate on each PURS will be reset on the Reset Date, unless the Company is obligated to repurchase the PURS on such date pursuant to the holder's Put Option. Consequently, the interest rate on an outstanding PURS will be reset on the Reset Date if either of the following occurs: (x) Goldman, Sachs & Co. elects to purchase all of the outstanding PURS on the Reset Date pursuant to the Call Option or (y) Goldman, Sachs & Co. does not elect to do so, the holder elects not to exercise its Put Option by giving the Trustee a Hold Notice and the Hold Notice is effective under the 10% Requirement. Notwithstanding the foregoing, reset of the interest rate is subject to the occurrence of a Market Disruption Event or a Failed Remarketing as described below.

     The Company has initially appointed Goldman, Sachs & Co. as its agent for the purpose of resetting the interest rate (such agent or any successor agent, the "Calculation Agent"). If the interest rate is to be reset on the Reset Date, the Calculation Agent will effect the reset as follows.

     Between the tenth Market Day prior to the Reset Date and 11:00 A.M., New York City time, on the Calculation Date (as defined below), the Calculation Agent will select five leading financial institutions (one of which will be Goldman, Sachs & Co. if it so requests) that deal actively in the Company's debt securities and have agreed to participate as reference dealers in accordance with the terms described below (the "Reference Dealers"). If Goldman, Sachs & Co. has exercised the Call Option, each Reference Dealer must include in its participation agreement a written commitment (satisfactory to Goldman, Sachs & Co.) that, if it is selected as the Final Dealer (as defined below), it will purchase from Goldman, Sachs & Co. on the Calculation Date for settlement on the Reset Date and at the Final Offer Price (as defined below), all the PURS that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders for resale to the Final Dealer on the Reset Date. For each Reference Dealer, the Calculation Agent will request the name of and telephone and facsimile numbers for one individual to represent such Reference Dealer.

     On the sixth Market Day prior to the Reset Date (the "Calculation Date"), the Calculation Agent will undertake the following actions to calculate a fixed rate at which interest will accrue on the PURS from and including the Reset Date to but excluding the Final Maturity of the PURS (such period, the "Reset Period"). In paragraphs (a) and (b) below, all references to specific hours are references to prevailing New York City time, and each notice will be given telephonically and will be confirmed as soon as possible by facsimile to each of the Calculation Agent and the Company. The times set forth below are guidelines for action, and the Calculation Agent will use reasonable efforts to adhere to these times.

     (a) At 12:00 P.M. the Calculation Agent will:

          (i) determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option) the approximate 10-year U.S. Treasury bond yield at or about such time, which will be expressed as a percentage (the "Designated Treasury Yield") and will be based on the "offered side" quotations of the then-current, 10-year U.S. Treasury bond (the "Designated Treasury Bond");

          (ii) calculate and provide to the Reference Dealers, on a preliminary basis, a hypothetical price at which the PURS might be offered for sale to a Reference Dealer on the applicable Reset Date (the "Offer Price"). The Offer Price will be expressed as a percentage of the principal amount of the PURS and will equal 100% plus the Margin (as defined below), if the Treasury Rate Difference (as defined below) is positive, or 100% minus the Margin, if the Treasury Rate Difference is negative. The Margin will also be expressed as a percentage of the principal amount of the PURS and will equal the present value of the absolute value of the Treasury Rate Difference applied to 20 semiannual periods (i.e., 10 years), discounted at the Designated Treasury Yield divided by two. The "Treasury Rate Difference" means the percentage (which may be positive or negative) equal to (x) 4.828% (the "Initial Treasury Yield") minus (y) the Designated Treasury Yield; and

          (iii) request each Reference Dealer to provide to the Calculation Agent, when notified of the Final Offer Price as described in paragraph (b) below, a firm bid, expressed as a percentage representing an interest rate spread over the Designated Treasury Yield (the "Spread"), at which such Reference Dealer would be willing to purchase on the Calculation Date for settlement on the Reset Date, at the Final Offer Price, all of the PURS then outstanding. Each such firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given,

     (b) At 12:30 P.M., the Calculation Agent will determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option) the Designated Treasury Yield on a final basis, and calculate and provide to the Reference Dealers the Offer Price on a final basis (the "Final Offer Price") and request each Reference Dealer to submit its bid immediately as described in clause (a)(iii) above. If the Calculation Agent receives at least two bids, the following will occur:

          (i) the Reference Dealer providing the bid representing the lowest all-in Spread (the "Final Spread") will be the "Final Dealer";

          (ii) if Goldman, Sachs & Co. has exercised the Call Option, the Final Dealer will be obligated to purchase from Goldman, Sachs & Co. at the Final Offer Price, for settlement on the Reset Date, all the PURS that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders for resale to the Final Dealer on the Reset Date (assuming that the interest rate on the PURS will be reset so as to be equal to the Adjusted Rate (as defined below) during the Reset

     Period); as described below, the Final Dealer will not be obligated to purchase any PURS if Goldman, Sachs & Co. has not exercised the Call Option;

          (iii) the Calculation Agent will calculate and provide to the Company the "Adjusted Rate", which will be the semiannual, bond-equivalent, fixed interest rate on the PURS required to produce, during the Reset Period, a semiannual, bond-equivalent yield on the PURS that equals the sum of the Final Spread plus the final Designated Treasury Yield, assuming that the PURS are purchased on the Reset Date at the Final Offer Price; and

          (iv) the interest rate on the PURS will be adjusted so as to equal the Adjusted Rate, effective from and including the Reset Date to but excluding the Final Maturity of the PURS. If Goldman, Sachs & Co. has not exercised the Call Option and any holder gives an effective Hold Notice to the Trustee, the Company will promptly give written notice of the Adjusted Rate to the holder.

     As indicated above, all determinations regarding the Designated Treasury Yield and the Designated Treasury Bond as described in clause (a)(i) and the first sentence of clause (b) above will be made by Goldman, Sachs & Co. if another party is acting as the Calculation Agent, unless Goldman, Sachs & Co. has elected not to exercise the Call Option.

     If the Calculation Agent determines that, on the Calculation Date, (x) a Market Disruption Event (as defined below) has occurred and is continuing or (y) fewer than two Reference Dealers have provided firm bids in a timely manner pursuant to participation agreements satisfactory to Goldman, Sachs & Co. substantially as described above (a "Failed Remarketing"), the steps contemplated above will be taken on the next Market Day on which the Calculation Agent determines that no Market Disruption Event has occurred and is continuing and at least two Reference Dealers have provided bids pursuant to participation agreements satisfactory to Goldman, Sachs & Co. substantially as contemplated above. If the Calculation Agent determines that a Market Disruption Event and/or a Failed Remarketing has occurred and is continuing for at least four consecutive Market Days starting on the Calculation Date, then Goldman, Sachs & Co. will be deemed not to have exercised the Call Option, all holders will be deemed to have exercised their Put Options and the Company will repurchase all the PURS from the holders on the Reset Date at the Put Price and, if Goldman, Sachs & Co. has exercised the Call Option, the Company will pay to Goldman, Sachs & Co. an amount equal to the Margin, provided the Treasury Rate Difference is positive. In these circumstances, the holders of the PURS may not continue to hold the PURS by giving a Hold Notice. The Calculation Agent will notify the Company of such determination promptly after the close of business on such fourth Market Day. The Company will give notice to the holders that the PURS will be repurchased by the Company from the holders on the Reset Date at the Put Price, no later than the second Market Day prior to the Reset Date in the manner described under "Certain Notices" below. If at any time Goldman, Sachs & Co. is not acting as Calculation Agent, then the determinations and notice to the Company described in this paragraph will be made and given by Goldman, Sachs & Co. unless Goldman, Sachs & Co. has elected not to exercise the Call Option.

     "Market Disruption Event" means any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America;
(iv) an outbreak or escalation of hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market and/or U.S. federal wire system.

     There is no assurance that the Calculation Agent will receive at least two qualifying bids from Reference Dealers in connection with the Reset Date. All determinations regarding Market Disruption Events and Failed Remarketings, including whether or not any event has occurred or is continuing, will be made by Goldman, Sachs & Co. in its sole discretion.

     If Goldman, Sachs & Co. has not exercised the Call Option, the Final Dealer will not be obligated to purchase PURS from any holder, and no holder will be obligated to sell PURS to the Final Dealer. Consequently, in deciding whether to give a Hold Notice, holders should not assume that any dealer will be prepared to purchase their PURS at the Final Offer Price or otherwise.

     All determinations made by the Calculation Agent (or Goldman, Sachs & Co.) regarding the matters described above will, absent manifest error, be final, conclusive and binding on all concerned and will not give rise to any liability on the part of the Calculation Agent (or Goldman, Sachs & Co.), the Trustee or the Company.

SETTLEMENT ON EXERCISE OF THE PUT AND CALL OPTIONS

     If the Call Option is exercised, then, on the Reset Date, all beneficial interests in the PURS will be transferred to a DTC account designated by Goldman, Sachs & Co. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. Goldman, Sachs & Co. will be obligated to make payment of the Face Value of the PURS to DTC, for credit to the accounts of the DTC participants through which beneficial interests in the PURS are held, by the close of business on the Reset Date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If Goldman, Sachs & Co. fails to pay the Face Value of the PURS on the applicable Reset Date, the Call Option will be deemed not to have been exercised and the Put Option will be deemed to have been exercised with respect to all of the outstanding PURS. In these circumstances, the holders of the PURS may not continue to hold the PURS by giving an effective Hold Notice, and the Company will be obligated to pay, not later than two Business Days following the Reset Date, the Put Price for the PURS (plus accrued interest from the Reset Date to the date payment is made), with settlement occurring as described in the next paragraph. In any event, the Company will remain obligated to make payment of accrued and unpaid interest due on the PURS, with interest payable on the Reset Date being payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the PURS and in the Senior Indenture.

     If the Put Option is exercised, then, on the Reset Date, all beneficial interests in the PURS to be purchased will be transferred to a DTC account designated by the Company. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. The Company will be obligated to make payment of the Put Price of the relevant PURS to DTC, for credit to the accounts of the DTC participants through which beneficial interests in these PURS are held, by the close of business on the Reset Date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If the Company fails to pay the Put Price of the relevant PURS on the Reset Date, accrued interest from the Reset Date to the date the payment is made will be payable as part of the Put Price. With respect to all the PURS, whether or not purchased pursuant to the Put Option, the Company will remain obligated to make payment of accrued and unpaid interest due on the PURS, with interest payable on the Reset Date being payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the PURS and in the Senior Indenture.

     The transactions described above will be executed on the Reset Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the PURS delivered by book entry as necessary to effect the purchases and sales thereof. The transactions will settle in immediately available funds through DTC's settlement system.

     The settlement procedures described above, including those for payment for and delivery of PURS purchased by Goldman, Sachs & Co. or the Company on the Reset Date, may be modified, notwithstanding any contrary terms of the Senior Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the PURS at the relevant time, to the extent required to facilitate these transactions in PURS in certificated form. In addition, Goldman, Sachs & Co. and the Company may, notwithstanding any contrary terms of the Senior Indenture, modify the settlement procedures referred to above in order to facilitate the settlement process.

     Under the terms of the PURS, the Company has agreed that, notwithstanding any provision to the contrary set forth in the Senior Indenture, at all times prior to the Reset Date (i) it will use its best efforts to maintain the PURS in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the PURS in the book-entry form and (ii) it will waive any discretionary right it otherwise may have under the Senior Indenture to cause the PURS to be issued in certificated form.

     For further information with respect to payments, transfers and settlement through DTC, see "-- Book Entry, Delivery and Form" below.

OPTIONAL REDEMPTION OF THE PURS

     Prior to the Reset Date, the PURS will not be redeemable.

     Following the Reset Date, the PURS will be redeemable, in whole or in part, at the option of the Company at any time, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the PURS to be redeemed and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued interest thereon to the date of redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the PURS or portions thereof called for redemption on such date.

     "Treasury Rate" means, with respect to any redemption date with respect to the applicable Offered Securities, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the period of time remaining between the date of redemption of such PURS and the Final Maturity of the PURS that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the period of time remaining between the date of redemption of such PURS and the Final Maturity of the PURS.

     "Comparable Treasury Price" means, with respect to any redemption date (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations (if any), or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Reference Treasury Dealer" means each of Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 P.M. (New York City time) on the third Business Day preceding such redemption date.

BOOK-ENTRY, DELIVERY AND FORM

     The PURS will be issued in the form of one or more fully registered certificates registered in the name of Cede & Co., the nominee of DTC. Except as provided below, owners of beneficial interests in the certificates for the PURS registered in the name of DTC's nominee ("Global Securities") will not be entitled to have the Global Securities registered in their names and will not receive or be entitled to receive physical delivery of any PURS in definitive form. Unless and until definitive PURS are issued to owners of beneficial interests in the Global Securities, such owners of beneficial interests will not be recognized as Holders of the PURS by the Trustee. Hence, until such time, owners of beneficial interests in the Global Securities will only be able to exercise the rights of Holders indirectly through DTC and its participating organizations. Except as set forth below, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company and Aetna that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     DTC advises that pursuant to procedures established by it (i) upon the issuance of the PURS by the Company, DTC will credit the accounts of participants designated by the Underwriters with the amount of the Global Securities purchased by the Underwriters, and (ii) ownership of beneficial interests in the certificates representing the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants and the indirect participants (with respect to beneficial owners' interests). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in such certificates is limited to such extent.

     None of the Company, Aetna, the Trustee, any Paying Agent, or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the certificates representing the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Global Securities registered in the name of DTC's nominee will be made by the Trustee to DTC's nominee as the registered owner of the certificates relating to the Global Securities. The Senior Indenture provides that the Company, Aetna and the Trustee will treat the persons in whose names the Global Securities are registered (DTC or its nominee) as the owners of the Global Securities for the purpose of receiving payment of principal and interest on the Global Securities and for all other purposes whatsoever. Therefore, neither the Company, Aetna, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Global Securities to owners of beneficial interests in the certificates relating to the Global Securities. DTC has advised the Company, Aetna and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the certificates relating to the Global Securities, as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the certificates relating to the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants or indirect participants.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company, the Company will issue the PURS in definitive form, having the guarantee of Aetna endorsed thereon, in exchange for the total amount of the certificates representing the Global Securities. In addition, the Company may at any time after the Reset Date determine not to have the PURS represented by Global Securities, and, in such event, the Company will issue PURS in definitive form, having the guarantee of Aetna endorsed thereon, in exchange for the total amount of the certificates representing the Global Securities. In addition, if any event shall have happened and be continuing that constitutes an Event of Default with respect to the PURS, the owners of beneficial interests in certificates for the Global Securities will be entitled to receive PURS in certificated form in exchange for the book-entry certificate or certificates representing the Global Securities. In any such instance, an owner of a beneficial interest in such certificates will be entitled to physical delivery in definitive form of PURS equal in amount to such beneficial interest and to have such PURS registered in its name.

CERTAIN NOTICES

     With respect to any PURS represented by a Global Security, Call Notices and 10% Requirement Notices and any other notices to be given to the holders of the PURS will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. The Company believes that DTC's practice is to inform its participants of any such notice it receives, in accordance with its policies and procedures. Persons who hold beneficial interests in the PURS through DTC or its direct or indirect participants may wish to consult with them about the manner in which notices and other communications relating to the PURS may be given and received through the facilities of DTC. None of the Company, Aetna, the Calculation Agent, Goldman, Sachs & Co. or the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the PURS in global form.

     With respect to any PURS not represented by a Global Security, Call Notices and 10% Requirement Notices and any other notices to be given to the holders of the PURS will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the relevant securities register maintained by the Company or its agent as of the close of business preceding the day notice is given.

     Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

     Hold Notices may be given by a holder of a PURS to the Trustee only by facsimile transmission or by mail and must actually be received by the Trustee at the following address no later than 10:00 A.M., New York City time, on the seventh Market Day prior to the Reset Date:

Attention:      Corporate Trust Department
Facsimile no.:  (617) 664-5371

     Hold Notices may be given with respect to a PURS only by the registered holder of the PURS. Therefore, in the case of any beneficial interest in a PURS represented by a Global Security, a Hold Notice must be given by DTC or its agent, and any owner of a beneficial interest that wants a Hold Notice to be given with respect to the interest will need to make arrangements with DTC and/or the applicable direct or indirect participants for the notice to be given in a timely manner.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax considerations relevant to ownership and disposition of the PURS to initial holders purchasing a PURS at its "issue price". The "issue price" of a PURS will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of PURS is sold for money. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect, any of which are subject to change, possibly on a retroactive basis. Moreover, it deals only with purchasers who hold PURS as "capital assets" within the meaning of Section 1221 of the Code, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies and traders in securities and commodities that elect to mark-to-market, persons holding PURS as a hedge or as a position in a "straddle", "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, because the Company intends to treat the PURS as maturing on the Reset Date for purposes of accounting for income from a PURS, as discussed below, this discussion only addresses the U.S. federal income tax consequences of the PURS until the Reset Date.

     As used herein, the term "U.S. Holder" means a beneficial owner of a PURS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or
(iii) an estate or trust whose income is subject to U.S. federal income tax regardless of its source.

TAX TREATMENT OF THE PURS

  GENERAL

     The Company intends to treat the PURS as maturing on the Reset Date for purposes of accounting for income from a PURS. By purchasing a PURS, a holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to follow such treatment for U.S. federal income tax purposes. Because no debt instrument closely comparable to the PURS has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the PURS is not certain. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). Due to the absence of authorities that directly address instruments that are similar to the PURS, significant aspects of the U.S. federal income tax consequences of an investment in the PURS are uncertain, and no assurance can be given that the IRS or the courts will agree with the treatment described above. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PURS (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE PURS). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE PURS WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     Assuming the treatment of the PURS as maturing on the Reset Date for purposes of accounting for income from the PURS is correct, the following U.S. federal income tax consequences described under "-- Payments of Interest" and "-- Sale, Exchange or Redemption" below will result with respect to U.S.
Holders:

  PAYMENTS OF INTEREST

     Interest on the PURS will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its usual method of accounting. The Company does not anticipate that the initial issuance of the PURS will result in original issue discount ("OID" ), generally defined as the excess of the stated redemption price at the maturity of a PURS over its issue price. However, if a PURS is issued with OID and such OID is greater than the statutory de minimis amount (generally, 1/4 of one percent of a PURS's Put Price at the Reset Date multiplied by the number of complete years to the Reset Date from the issue date), the holder of a PURS will be required to recognize as ordinary income the amount of OID on the PURS as such discount accrues, in accordance with a constant yield method.

  SALE, EXCHANGE OR REDEMPTION

     When a PURS is sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income which will be taxed as described above under "Payments of Interest") and the adjusted basis in its PURS. The adjusted basis of the PURS generally would equal the U.S. Holder's cost, increased by any OID previously includible in the U.S. Holder's income with respect to the PURS, and reduced by any payments (other than interest paid on the PURS) received by the U.S. Holder. Gain or loss on sale or redemption of a PURS would generally be capital gain or loss.

     Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, depending on the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE CHARACTERIZATION

     There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the PURS as maturing on the Reset Date for purposes of accounting for income from the PURS, and it is possible that the IRS could assert another treatment. In particular, the IRS could seek to treat the PURS as maturing at Final Maturity for all purposes, including for purposes of accounting for income from the PURS, and possibly also to treat the issue price of the PURS as including the value of the Call Option. In such a case, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply, and the timing and character of income on the PURS would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as OID, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on a PURS in a taxable year. For this purpose, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to a PURS would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the PURS. Any remaining loss generally would be treated as capital loss. In addition, upon the sale of a PURS (other than through the exercise of the Call Option), the IRS could take the position that the gain or loss with respect to the Call Option and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the Call Option would be treated as capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale. The ability to use capital losses to off-set ordinary income in determining taxable income is generally limited.

     Gain from the sale of PURS might also be treated, in whole or in part, as ordinary income under certain rules relating to "conversion transactions", or as short-term capital gain by operations of certain rules relating to "straddles".

     Prospective purchasers are strongly urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the PURS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the PURS if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

                                  UNDERWRITING

     The Company, Aetna and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the PURS. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of PURS indicated in the following table.

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITERS                              PURS
                        ------------                           ---------
Goldman, Sachs & Co. .......................................  $180,000,000
Deutsche Bank Securities Inc. ..............................    24,000,000
J.P. Morgan Securities Inc. ................................    24,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    24,000,000
Morgan Stanley & Co. Incorporated...........................    24,000,000
Salomon Smith Barney Inc. ..................................    24,000,000
                                                              ------------
          Total.............................................  $300,000,000
                                                              ============

     PURS sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any PURS sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.10% of the principal amount of the PURS. If all the PURS are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     In consideration of the Call Option it will receive with respect to the PURS as described herein, Goldman, Sachs & Co. will pay the Company an amount equal to 2.26% of the principal amount of the PURS.

     The PURS are a new issue of securities with no established trading market. The Company and Aetna have been advised by the Underwriters that the Underwriters intend to make a market in the PURS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the PURS.

     In connection with the offering, the Underwriters may purchase and sell PURS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of PURS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PURS while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased PURS sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the PURS. As a result, the price of the PURS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company and Aetna have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Company estimates that its expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

     The Underwriters and certain of their affiliates from time to time provide various investment banking, commercial banking and other services to the Company and Aetna.

                                  [AETNA LOGO]

                              AETNA SERVICES, INC.

                                DEBT SECURITIES
                        UNCONDITIONALLY GUARANTEED AS TO
                     PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
                                AND INTEREST BY

                                   AETNA INC.

     Aetna Services, Inc. (the "Company") may from time to time offer its debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") in amounts, at prices and on terms to be determined at the time of offering. The Senior Debt Securities are unconditionally guaranteed (the "Senior Debt Guarantees") as to the payment of principal, premium, if any, and interest by Aetna Inc. ("Aetna") and the Subordinated Debt Securities are unconditionally guaranteed on a subordinated basis (the "Subordinated Debt Guarantees" and, together with the Senior Debt Guarantees, the "Debt Guarantees") as to the payment of principal, premium, if any, and interest by Aetna. The Company is a wholly-owned subsidiary of Aetna.

     The Debt Securities offered pursuant to this Prospectus may be issued in one or more series. By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, four Delaware statutory business trusts (the "Trusts"), which are direct or indirect wholly owned subsidiaries of Aetna, may from time to time severally offer preferred securities guaranteed by Aetna and the Company to the extent set forth therein and the Company may offer from time to time, either directly or to a Trust, junior subordinated debt securities, guaranteed on a junior subordinated basis as to the payment of principal, premium, if any, and interest by Aetna. The aggregate initial public offering price of the securities to be offered by this Prospectus and such other prospectus shall not exceed $1,700,000,000 (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company).

     Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which the principal (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemptions at the option of the Company or the holder, any sinking fund provisions, the initial public offering price and other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities and the Senior Debt Guarantees, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company and Aetna, respectively, and the Subordinated Debt Securities and the Subordinated Debt Guarantees, when issued, will be unsecured and will be subordinated in right of payment to all Senior Debt (as defined) of the Company and Senior Debt of Aetna, respectively.

     The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations relating to the Debt Securities offered, if applicable.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.

                 THE DATE OF THIS PROSPECTUS IS JUNE 19, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AETNA OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR AETNA AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Aetna is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by Aetna can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information concerning Aetna may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company and Aetna have filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and Debt Guarantees offered hereby (the "Registration Statement"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and Aetna and the Debt Securities and Debt Guarantees offered hereby.

     No separate financial statements of the Company have been included or incorporated by reference herein because the Company and Aetna do not believe that such financial statements would be material to the holders of Debt Securities. However, summarized financial information for the Company (i) at and for the years ended December 31, 1997 and 1996 are included in Note 13 of Aetna's consolidated financial statements for the year ended December 31, 1997 incorporated by reference in Aetna's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference herein and (ii) at and for the three month periods ended March 31, 1998 and 1997 are included in Note 11 of Aetna's consolidated financial statements included in Aetna's Quarterly Report on Form 10-Q for the three month period ended March 31, 1998 incorporated by reference herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission (File No. 1-11913) by Aetna pursuant to the Exchange Act are incorporated by reference into this Prospectus:

          1. Aetna's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. Aetna's Quarterly Report on Form 10-Q for the three month period ended March 31, 1998.

          3. Aetna's Current Report on Form 8-K dated March 16, 1998.


          4. Aetna's Current Report on Form 8-K dated May 21, 1998.


     All documents filed by Aetna with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and Aetna will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford CT 06156, telephone (860) 273-3977.

                                 THE COMPANIES

     Aetna Inc., together with its subsidiaries, is a leading provider of health and retirement benefit plans and financial services, with three core businesses:
Aetna U.S. Healthcare, Aetna Retirement Services and Aetna International. Aetna provides nearly 35 million people worldwide with quality products, services and information that help them manage their health and financial well-being.

     Aetna U.S. Healthcare is a leading health care benefits organization with nearly 14 million health members at March 31, 1998. Aetna U.S. Healthcare has an extensive network of health care providers and offers a broad spectrum of products, including a full range of health, prescription drug, dental and vision plans, as well as group insurance products such as life, disability and long-term care.

     Aetna Retirement Services provides retirement and investment products nationwide in the education, nonprofit, government, hospital and small business sectors. Aetna Retirement Services had approximately $45 billion of financial services assets under management at March 31, 1998, and Aetna's Aeltus Investment Management Inc. subsidiary ranked among the 100 largest U.S. investment management firms. In 1997 Aetna Retirement Services also expanded its financial planning capability by acquiring Financial Network Investment Corporation, one of the nation's leading financial planning companies.

     Aetna International offers life insurance, pension management, health products and a limited book of property-casualty coverage to 13 million customers in 14 countries at year-end 1997. Through strategic alliances, the company also provides group benefits and markets investment products in countries across the globe.

     Aetna also has a Large Case Pensions business that offers pension and annuity products primarily for defined benefit and defined contribution plans.

     Aetna Services, Inc. is a direct subsidiary of Aetna Inc., the ultimate parent of the Aetna companies, that primarily serves as a financing company, and as a holding company for the Aetna Retirement Services, Aetna International and Large Case Pensions businesses, as well a portion of Aetna's health operations.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general funds and used for general corporate purposes, including the repayment of indebtedness.

          RATIOS OF EARNINGS TO FIXED CHARGES OF AETNA AND THE COMPANY

     The following table sets forth Aetna's and the Company's historical ratios of earnings to fixed charges for the periods indicated.

                                         THREE MONTHS
                                        ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                                        ---------------    ------------------------------------
                                             1998          1997    1996    1995    1994    1993
                                        ---------------    ----    ----    ----    ----    ----
Aetna(a)..............................       4.23          5.74    2.45    4.97    4.74    (b)
The Company...........................       3.77          5.78    2.44    (c)     (c)     (c)

---------------
(a) Aetna has fully and unconditionally guaranteed the payment of all principal, premium, if any, and interest on all outstanding debt securities of the Company.

(b) Aetna reported a pretax loss from continuing operations in 1993 which was inadequate to cover fixed charges by $1.0 billion.

(c) In connection with the acquisition of U.S. Healthcare, Inc. (now named Aetna U.S. Healthcare Inc. ("Aetna U.S. Healthcare")) in July 1996, the Company became a wholly-owned subsidiary of Aetna. Accordingly, the Company's ratio of earnings to fixed charges for 1995, 1994 and 1993 are the same as Aetna's.

     For purposes of computing the ratios of earnings to fixed charges, "earnings" represent consolidated earnings from continuing operations before income taxes, cumulative effect adjustments and extraordinary items plus fixed charges and minority interests. "Fixed charges" consist of interest (and the portion of rental expense deemed representative of the interest factor). The Company's former property-casualty operations (sold to The Travelers Insurance Group Inc. on April 2, 1996) and certain other operations are reflected as discontinued operations in its consolidated financial statements for 1996 and prior years.

               DESCRIPTION OF DEBT SECURITIES AND DEBT GUARANTEES

     The following description sets forth certain general terms and provisions of the Debt Securities and Debt Guarantees to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and Debt Guarantees offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities and Debt Guarantees so offered will be described in the Prospectus Supplement relating to such Debt Securities and Debt Guarantees.

     The Senior Debt Securities and the Senior Debt Guarantees are to be issued under an Indenture dated as of July 1, 1996 (the "Senior Indenture"), between the Company, Aetna and State Street Bank and Trust Company of Connecticut, National Association, as trustee. The Subordinated Debt Securities and the Subordinated Debt Guarantees are to be issued under a separate Indenture dated as of July 1, 1996 (the "Subordinated Indenture"), also between the Company, Aetna and State Street Bank and Trust Company of Connecticut, National Association, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. State Street Bank and Trust Company of Connecticut, National Association is hereinafter referred to as the "Trustee." The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Debt Guarantees, the Subordinated Debt Guarantees and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities and the related Debt Guarantees, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Indentures.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities and the Senior Debt Guarantees when issued will be unsecured and unsubordinated obligations of the Company and Aetna, respectively, and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company and Aetna, respectively. The Subordinated Debt Securities and the Subordinated Debt Guarantees when issued will be unsecured and subordinated in right of payment to the prior payment in full of all Senior Debt (as defined) of the Company and Aetna, respectively, as described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities and the Subordinated Debt Guarantees.

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") which shall set forth whether the Offered Debt Securities shall be Senior Debt Securities, guaranteed on a senior basis by Aetna pursuant to the Senior Debt Guarantees, or Subordinated Debt Securities, guaranteed on a subordinated basis by Aetna pursuant to the Subordinated Debt Guarantees, and shall further set forth the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date; (4) the date or dates on which the principal of the Offered Debt Securities will be payable; (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable, the right, if any, of the Company to defer or extend an interest payment date and the duration of such deferral or extension and the Regular Record Dates for such interest payment dates; (6) whether the Offered Debt Securities will be secured; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (11) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America; (12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) if the principal of (or premium if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium if any) or interest, if any, on Debt Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (15) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the depositary for, and other terms relating to, such Global Security or Securities; (16) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures; (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of the Debt Securities of all series, or any provision that any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series shall not be for the benefit of the Offered Debt Securities, or any combination of such covenants, warranties or provisions; (18) the guarantee of Aetna of the Debt Securities if other than as described herein;
(19) any restriction or condition on the transferability of the Offered Debt Securities; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (21) any other terms of the Offered Debt Securities. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating hereto.

     If any index is used to determine the amount of payment of principal of, premium, if any, or interest on any series of Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Since each of Aetna and the Company is a holding company, the rights of Aetna and the Company, respectively, and hence the right of creditors of Aetna and the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of their respective subsidiaries (including in the case of Aetna, the Company and Aetna U.S. Healthcare), upon any such Subsidiary's liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Aetna or the Company, as a creditor of the subsidiary, may be recognized.

     The Indentures do not contain any provisions that limit the ability of the Company or Aetna to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or Aetna.

EVENTS OF DEFAULT AND NOTICE THEREOF

     Unless otherwise specified in the Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of, or premium (if any) on, any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) failure to pay interest, if any, on any Debt Security of that series when due and such failure continues for a period of 30 days; (c) failure by the Company or Aetna to perform in any material respect any other covenant in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) continued for a period of 90 days after written notice to the Company and Aetna; (d) due acceleration (which acceleration shall not have been rescinded within 30 days after written notice to the Company and Aetna) of any indebtedness for borrowed money in a principal amount in excess of $50,000,000 for which the Company, Aetna or a Principal Subsidiary (as defined) is liable, including Debt Securities for another series (other than acceleration of Non-Recourse Debt for borrowed money which does not exceed in the aggregate 4% of Aetna's total shareholders' equity, as set forth in the most recently published audited consolidated balance sheet of Aetna), or a default by the Company, Aetna or any Principal Subsidiary in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $50,000,000 (other than default in payment at final maturity of Non-Recourse Debt which does not exceed in the aggregate of 4% of Aetna's total shareholders' equity, as set forth in the most recently published audited consolidated balance sheet of Aetna) unless such acceleration or default at maturity shall be remedied or cured by the Company, Aetna or such Principal Subsidiary or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision and any acceleration relating thereto shall be rescinded; and (e) certain events of insolvency, reorganization, receivership or liquidation of the Company or Aetna. (Section 501)

     No Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind or annul such acceleration and its consequences. (Section 502)

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     The Indentures provide that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest, if any) if it considers it in the interest of the holders of the Debt Securities to do so. (Section 602)

     The Company and Aetna will be required to furnish to the Trustee annually a statement by certain officers of the Company and Aetna as to the compliance with all conditions and covenants of the Indentures. (Section 1004)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

     The Indentures provide that, in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they shall have offered to the Trustee security or indemnity in form and substance reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered indemnity to the Trustee in form and substance reasonably satisfactory to the Trustee, to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company, Aetna and the Trustee, with the consent of the Holders of not less than a majority of aggregate principal amount of each series of the Outstanding Debt Securities issued under the Indentures which is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (1) change the Stated Maturity of the principal of (or premium if any) or any installment of principal or interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium if any) or the interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the percentage of Holders of Debt Securities necessary to modify or amend the Indentures; (6) modify or affect in any manner adverse to the interest of Holders of Debt Securities the obligation of Aetna under the Debt Guarantees in respect of the due and punctual payment of the principal of (and premium, if any) or interest on the Debt Securities; (7) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or (8) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section
902)

     The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company and Aetna with certain restrictive provisions of the Indentures and waive any past default under the Indentures, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 907 and 513)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that the Company and Aetna, at the Company's option,
(A) will be defeased and discharged from any and all of their respective obligations with respect to such Debt Securities and the Debt Guarantees (including, in the case of Subordinated Debt Securities and Subordinated Debt Guarantees, the provisions described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" herein and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) will be released from their respective obligations under the Indentures concerning the restrictions described under "Limitations on Liens on Common Stock of Principal Subsidiaries" and "Consolidation, Merger and Sale of Assets" and any other covenants applicable to such Debt Securities and the Debt Guarantees (including, in the case of the Subordinated Debt Securities and the Subordinated Debt Guarantees, the provisions described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" herein) which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and (d) under "Events of Default and Notice Thereof" (with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) (or Foreign Government Obligations (as defined) in the case of Debt Securities denominated in foreign currencies) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit (or, with respect to any event specified in clause (e) under "Events of Default and Notice Thereof", at any time on or prior to the 90th day after the date of such deposit) and (iii) in the case of Subordinated Debt Securities, (x) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt of the Company or Aetna beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Debt of the Company or Aetna shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt. (Article Twelve)

     The Company may exercise its defeasance option with respect to such Debt Securities and Debt Guarantees notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company and Aetna omit to comply with their remaining obligations with respect to such Debt Securities and Debt Guarantees under the Indentures after the exercise by the Company of its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company and Aetna will remain liable in respect of such payments. (Article Twelve)

LIMITATIONS ON LIENS ON COMMON STOCK OF PRINCIPAL SUBSIDIARIES

     As long as any of the Debt Securities remains outstanding, Aetna will not, and will not permit any Principal Subsidiary to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary, which Common Stock is owned by Aetna, by the Company or by any Principal Subsidiary, unless the obligations of the Company under the Debt Securities and, if the Company or Aetna so elects, any other indebtedness of the Company or Aetna ranking on a parity with, or prior to, the Debt Securities or Aetna's obligations under the Debt Guarantees, as the case may be, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. (Section 1005)

     "Principal Subsidiary" means only Aetna Life Insurance Company, Aetna Life Insurance and Annuity Company and Aetna U.S. Healthcare and any other Subsidiary of Aetna which shall hereafter succeed by merger or otherwise to a major part of the business of one or more of the Principal Subsidiaries. The decision as to whether a Subsidiary shall have succeeded to a major part of the business of one or more of the Principal Subsidiaries shall be made in good faith by the Board of Directors of Aetna or a committee thereof by the adoption of a resolution so stating, and Aetna shall within 30 days of the date of the adoption of such resolution deliver to the Trustee a copy thereof, certified by the Corporate Secretary or an Assistant Corporate Secretary of Aetna. (Section 101)

     "Common Stock" means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS; ASSUMPTION BY AETNA OR SUBSIDIARY OF COMPANY OBLIGATIONS

     Neither the Company nor Aetna may consolidate with or merge into any other Person or sell its property and assets as, or substantially as, an entirety to any Person and neither the Company nor Aetna may permit any Person to merge into or consolidate with the Company or Aetna, as the case may be, unless (i) either the

Company or Aetna, as the case may be, will be the resulting or surviving entity or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's or Aetna's obligations on the Debt Securities or the Debt Guarantees, as applicable, under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801)

     Aetna or any Subsidiary of Aetna may, where permitted by law, assume the obligations of the Company for the due and punctual payment of the principal of (premium, if any) and interest on and any other payments with respect to the Debt Securities of any series and the performance of every covenant of the Indenture and the Debt Securities on the part of Company to be performed or observed if (i) Aetna or such Subsidiary, as the case may be, shall expressly assume such obligations by a supplemental indenture, in form reasonably satisfactory to the Trustee, and, if such Subsidiary assumed such obligations, Aetna shall, by such supplemental indenture, confirm that its Debt Guarantees with respect to the Debt Securities of such series shall apply to such Subsidiary's obligations under the Debt Securities of such series and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 803)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT GUARANTEES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities and Subordinated Debt Guarantees.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt of the Company, including the Senior Debt Securities, and the Subordinated Debt Guarantees will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt of Aetna, including the Senior Debt Guarantees. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company or Aetna, as the case may be, the holders of Senior Debt of the Company or Aetna, as the case may be, will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt of the Company or Aetna, as the case may be, before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture Sections 1402 and 1602)

     By reason of such subordination, in the event of liquidation or insolvency,
(i) creditors of the Company who are not holders of Senior Debt of the Company or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt of the Company and may recover more, ratably, than the holders of the Subordinated Debt Securities and (ii) creditors of Aetna who are not holders of Senior Debt of Aetna or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt of Aetna and may recover more, ratably, than holders of Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt of the Company and Aetna outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture Sections 1403 and 1603)

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt of the Company or Aetna, or an event of default with respect to any Senior Debt of the Company or Aetna resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture Sections 1404 and 1604)

     "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise. (Subordinated Indenture Section 101)

     "Senior Debt" means with respect to any Person the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt of such Person, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities, in the case of the Company, or the Subordinated Debt Guarantees, in the case of Aetna, or to other Debt of such Person which is pari passu with, or subordinated to the Subordinated Debt Securities, in the case of the Company, or the Subordinated Debt Guarantees, in the case of Aetna; provided, however, that Senior Debt shall be deemed not to include (i) in the case of the Company, the Subordinated Debt Securities, (ii) in the case of Aetna, the Subordinated Debt Guarantees or (iii) any other debt securities or guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with the Company or Aetna which is a financing vehicle of the Company or Aetna ("Financing Entity") in connection with the issuance of preferred securities of such Financing Entity, including, without limitation indebtedness of the Company and Aetna's guarantee in respect thereof issued to Aetna Capital L.L.C. pursuant to that certain Indenture dated as of November 1, 1994 between the Company and The First National Bank of Chicago, as trustee, as amended by the First Indenture Supplement dated August 1, 1996 among the Company, Aetna and The First National Bank of Chicago, as trustee. (Subordinated Indenture Section 101)

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt of the Company or Aetna, which may include indebtedness that is senior to the Subordinated Debt Securities and the Subordinated Debt Guarantees, but subordinate to other obligations of the Company or Aetna, respectively. The Senior Debt Securities and the Senior Debt Guarantees, when issued, will constitute Senior Debt of the Company and Aetna, respectively.

     At March 31, 1998, each of the Company and Aetna had $2.2 billion of Senior Debt outstanding, no Subordinated Debt Securities or Subordinated Debt Guarantees outstanding, and $348 million of indebtedness which would rank junior in right of payment to the Subordinated Debt Securities and the Subordinated Debt Guarantees. All such Debt of Aetna consists of guarantees of Debt of the Company.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series or the Subordinated Debt Guarantees with respect thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

THE TRUSTEE

     The Indentures contain limitations on the right of the Trustee, as a creditor of the Company and Aetna, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indentures it is a creditor of the Company or Aetna.

     The Trustee or its affiliates act as depositary for funds of, makes loans to and performs other services for, or may be a customer of, the Company and Aetna in the ordinary course of business.

GOVERNING LAW

     The Indentures are governed by and shall be construed in accordance with the laws of the State of New York, but without regard to principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors or other persons directly or through agents. The Company may sell Debt Securities as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize firms acting as the Company's agents to offer and sell the Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company and Aetna, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company and Aetna in the ordinary course of business.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters such amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for the Debt Securities.

                           VALIDITY OF THE SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities and the Debt Guarantees offered hereby will be passed upon for the Company and Aetna by Thomas J. Calvocoressi, General Counsel to the Company and Aetna, and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and for any agents or underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Davis Polk & Wardwell and Sullivan & Cromwell will rely upon the opinion of Thomas J. Calvocoressi as to certain matters governed by Connecticut law. As of March 31, 1998, Thomas J. Calvocoressi beneficially owned 2,701 shares, and had options to purchase 46,704 shares, of Aetna's Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedules of Aetna and its subsidiaries (including the Company) as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 which are incorporated by reference in Aetna's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Aetna incorporated by reference in this Prospectus and of Aetna to be incorporated by reference in this Prospectus, the independent certified public accountants have reported and may report that they applied limited procedures in accordance with professional standards for a review of such information. However, any separate report included in Aetna's Quarterly Reports on Form 10-Q and incorporated by reference herein states and will state that they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on any report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for any report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 ERISA MATTERS

     Aetna and the Company and certain of their affiliates, including Aetna Life Insurance Company, Aetna Life Insurance and Annuity Company and Aetna U.S. Healthcare, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if Debt Securities are acquired by a pension or other employee benefit plan with respect to which Aetna, the Company or any of their affiliates is a service provider, unless such Debt Securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the Debt Securities should consult with its legal counsel.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the PURS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                               ------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                         Page
                                         ----
The Companies..........................   S-2

Use of Proceeds........................   S-2

Selected Historical Financial Data.....   S-3
Ratio of Earnings to Fixed Charges.....   S-4
Description of PURS....................   S-5
Certain United States Federal Income
  Tax Considerations...................  S-14
Underwriting...........................  S-17
                 Prospectus
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     3
The Companies..........................     4
Use of Proceeds........................     5
Ratios of Earnings to Fixed Charges of
  Aetna and the Company................     5
Description of Debt Securities and Debt
  Guarantees...........................     5
Plan of Distribution...................    13
Validity of the Securities.............    14
Experts................................    14
ERISA Matters..........................    15

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
                                  $300,000,000

                              AETNA SERVICES, INC.

                              5.66% Puttable Reset
                          Securities PURS(SM) due 2009

                           Unconditionally Guaranteed
                          as to Payment of Principal,
                                Premium, if any,
                                and Interest by

                                   AETNA INC.
                               ------------------

                                  [AETNA LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
                            DEUTSCHE BANK SECURITIES
                               J.P. MORGAN & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

-------------------------------------------------------
-------------------------------------------------------